Exhibit 10.13

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

dated as of November 23, 2020

between

HashiCorp, Inc.,

as Borrower

and

HSBC Ventures USA Inc.,

as Bank

i

5.17.	Definition of “Knowledge	37
5.18.	[Reserved]	37
5.19.	No Undisclosed Liabilities	37
5.20.	Status as Senior Indebtedness	37
5.21.	Data Security and Privacy	38

Section 6	Affirmative Covenants	39

6.01.	Government Compliance	39
6.02.	Financial Statements, Reports, Certificates	39
6.03.	Inventory; Returns	41
6.04.	Maintenance of Properties	41
6.05.	Payment of Obligations; Taxes; Pensions	41
6.06.	Access to Collateral; Books and Records	42
6.07.	Insurance	42
6.08.	Operating Accounts	43
6.09.	Financial Covenant	43
6.10.	Protection of Intellectual Property Rights	43
6.11.	Litigation Cooperation	44
6.12.	Formation or Acquisition of Subsidiaries	44
6.13.	Use of Proceeds	44
6.14.	Further Assurances	45
6.15.	Data Security and Privacy	45
6.16.	Anti-Cash Hoarding	46
6.17.	Post-closing Covenants	46

Section 7	Negative Covenants	47

7.01.	Dispositions	47
7.02.	Changes in Business, Management, Control, or Business Locations	47
7.03.	Fundamental Changes; Acquisitions	47
7.04.	Indebtedness	48
7.05.	Encumbrances; Negative Pledge	48
7.06.	Maintenance of Collateral Accounts	48
7.07.	Distributions; Investments	48
7.08.	Transactions with Affiliates	48
7.09.	Subordinated Debt and Permitted Earnouts	49
7.10.	Compliance	49
7.11.	Restrictive Agreements	49
7.12.	HashiCorp Federal, Inc.	50
7.13.	Sanctions	50
7.14.	Anti-Bribery	50

Section 8	Events of Default	50

8.01.	Payment Default	50
8.02.	Covenant Default	50
8.03.	Material Adverse Change	51
8.04.	Attachment; Levy; Restraint on Business	51
8.05.	Insolvency	51

-ii-

8.06.	Other Agreements	51
8.07.	Judgments; Penalties	51
8.08.	Misrepresentations	52
8.09.	Subordinated Debt	52
8.10.	Loan Documents	52
8.11.	Change in Control	52
8.12.	Governmental Approvals	52

Section 9	Bank’s Rights and Remedies	52

9.01.	Rights and Remedies	52
9.02.	Power of Attorney	53
9.03.	Protective Payments	53
9.04.	Application of Payments and Proceeds Upon Default	54
9.05.	Bank’s Liability for Collateral	54
9.06.	No Waiver; Remedies Cumulative	54
9.07.	Demand Waiver	54

Section 10	Notices	55

Section 11	Choice of Law, Venue, and Jury Trial Waiver	55

Section 12	General Provisions	56

12.01.	Termination Prior to Revolving Line Maturity Date; Survival	56
12.02.	Successors and Assigns	56
12.03.	Indemnification	57
12.04.	Time of Essence	57
12.05.	Severability of Provisions	57
12.06.	[Reserved]	57
12.07.	Amendments in Writing; Waiver; Integration	57
12.08.	Counterparts	58
12.09.	Confidentiality	58
12.10.	Taxes	58
12.11.	Attorneys’ Fees, Costs and Expenses	60
12.12.	Electronic Execution of Documents	60
12.13.	Right of Setoff	60
12.14.	Captions	60
12.15.	Construction of Agreement	60
12.16.	Relationship	60
12.17.	Third Parties	60
12.18.	Patriot Act; Compliance with Sanctions	61
12.19.	LIBO Provisions	61
12.20.	Acknowledgement Regarding Any Supported QFCs	66

-iii-

Exhibits

Exhibit A — Collateral Description
Exhibit B — Form of Compliance Certificate
Exhibit C — Form of Borrowing Base Certificate
Exhibit D — Transaction Request Form

-iv-

LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of November 23, 2020 (the “Effective Date”) between HASHICORP, INC., a Delaware corporation (the “Borrower”), and HSBC VENTURES USA INC. (“Bank”), and provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

Section 1 Definitions.

1.01. Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

“ABR” is, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Loan Party.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” is any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party or a Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the equity interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than equity interests having such power only by reason of the happening of a contingency) or a majority of the outstanding equity interests of a Person.

“Adjusted LIBO Rate” is an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for a one-month term divided by (b) one minus the Eurodollar Reserve Percentage.

“Adjusted Quick Ratio” is the ratio of (a) Quick Assets to (b) (i) Current Liabilities minus (ii) Current Deferred Revenue (as stated on Borrower’s consolidated balance sheet, calculated in accordance with GAAP).

“Advance” or “Advances” is or are a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Affected Financial Institution” is (a) any EEA Financial Institution or (b) any UK Financial Institution.

1

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person.

“Agreement” is defined in the preamble hereof

“Annual Financial Statements” are, (a) initially, the company-prepared annual financial statements of Borrower for the fiscal year ending January 31, 2020 and (b) after the first delivery hereunder, as of any date, the most recent annual financial statements submitted to Bank pursuant to Section 6.02(f).

“Annualized Renewal Rate” is a percentage equal to the sum of (a) one hundred percent (100%) minus (b) the product of (i) Churn multiplied by (ii) 4, provided that Bank may reduce the foregoing Annualized Renewal Rate based on events or conditions as determined by Bank, in its reasonable discretion and upon notification thereof to Borrower in accordance with the provisions hereof

“Applicable Rate” is defined in Section 2.04(a).

“Authorized Signer” is any individual listed in any Loan Party’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Advance request, on behalf of Borrower.

“Available Amount” is Twenty Million Dollars ($20,000,000).

“Availability Amount” is, as of any date of determination, (a) the lesser of (i) the Revolving Line and (ii) the Borrowing Base minus (b) Total Outstandings.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.09.

“Bank Expenses” are all (a) reasonable out-of-pocket expenses incurred by Bank (including the reasonable fees, charges and disbursements of counsel for Bank), and all fees and time charges and disbursements for attorneys who may be employees of Bank, in connection with the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) reasonable audit fees and related costs and expenses, and (c) out-of-pocket expenses incurred by Bank (including the fees, charges and disbursements of any counsel for Bank) and all fees and time charges for attorneys who may be employees of Bank, in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, or (ii) in connection with the Advances made, including all such out-of-pocket expenses incurred, whether before or after a Default or Event of Default has occurred under any of the Loan Documents, relating to a workout, restructuring or other negotiations with any Loan Party respect of such Advances.

“Bank Services” are any letters of credit, deposit accounts, business credit cards and foreign exchange services (including any FX Contracts) previously, now, or hereafter provided to any Loan Party or any of its respective Subsidiaries by Bank or any of Bank’s Affiliates, as any such products or services may be identified in Bank’s or such Affiliate’s various agreements related thereto (each, a “Bank Services Agreement”).

“Beneficial Ownership Certification” is a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” is 31 C.F.R. § 1010.230.

“Books” are all of the Loan Parties’ books and records including ledgers, federal and state tax returns, records regarding such Loan Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” is defined in the preamble hereof.

“Borrowing Base” is the product of (a)(i) the aggregate monthly Recurring Revenue for the month most recently ended, multiplied by (ii) five (5), multiplied by (b) the lesser of (i) 95% and (ii) the Annualized Renewal Rate.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors or equivalent governing body (and, if required under the terms of such Person’s Operating Documents, equityholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Advance request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed, and if any determination of a “Business Day” shall relate to an FX Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the Foreign Currency. In addition, when used in connection with an Advance, the term “Business Day” is any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and rated at least A-2 by Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or at least P-2 by Moody’s Investors Service, Inc., and any of their respective successors; (c) any certificates of deposit (or time deposit represented by a certificate of deposit), overnight bank deposit or banker’s acceptance maturing no more than one (1) year after such time, or any overnight Federal funds transaction; (d) money market accounts or mutual funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the types described in clauses (a) through (c) of this definition and (e) similar investments permitted by Borrower’s investment policy as in effect on the Effective Date or as may be amended and approved by its board of directors from time to time and reasonably acceptable to Bank for purposes of this definition.

“Change in Control” is (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of fifty percent (50%)or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, except in connection with a sale of one hundred percent (100%) of each class of outstanding capital stock of a Subsidiary or a merger permitted by Section 7.03, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each Subsidiary of Borrower (other than directors’ qualifying shares or other similar shares as required by applicable law) free and clear of all Liens (except Liens created by this Agreement and the other Loan Documents).

“Change in Law” is the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Churn” is the annual Recurring Revenue lost (or not retained) for the three (3) month period most recently ended divided by the annual Recurring Revenue at the beginning of such three (3) month period. Churn shall be calculated by Bank based on information provided by Borrower and acceptable to Bank, in its reasonable discretion, monthly, on the last day of each such three (3) month period, or such earlier time as Bank may reasonably determine necessary.

“Claims” is defined in Section 12.03.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of the Loan Parties described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Company Sensitive Information” is defined in Section 5.21(c).

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contracts” are software licensing subscription contracts (but not service contracts) executed with customers in the ordinary course of the Loan Parties’ business.

“Control Agreement” is any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Loan Party maintains a Securities Account or a Commodity Account, such Loan Party, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, any Overadvance, FX Contract, amount utilized for cash management services, or any other extension of credit by Bank for Borrower’s benefit.

“Current Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not recognized as revenue, but which will be recognized as revenue in the next twelve (12) months.

“Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year, including, without limitation, any interest and principal amounts payable within one (1) year.

“Data Protection Laws” is all applicable laws, in any jurisdiction worldwide, that govern (i) the confidentiality, processing, privacy, security, protection, transfer or trans-border data flow of Personal Data, or (ii) electronic data privacy.

“Default” is any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.04(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the account denominated in Dollars, account number                 , maintained by Borrower with Bank.

“Disqualified Equity Interest” means, with respect to any Person, any equity interests of such Person that, by their terms (or by the terms of any security or other equity interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for equity interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Advances and all other Obligations (other than contingent indemnification obligations and expense reimbursement obligations not then due and payable)), (b) are redeemable at the option of the holder thereof (other than solely for equity interests that are not Disqualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Advances and all other Obligations (other than contingent indemnification obligations and expense reimbursement obligations not then due and payable)), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into, or exchangeable for, Indebtedness or any other equity interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the latest scheduled maturity date of the Advances; provided that if such equity interests are issued pursuant to a plan for the benefit of Borrower or its Subsidiaries or by any such plan to such officers or employees, such equity interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’ or officers’ termination, death or disability; provided further that equity interests that do not constitute Disqualified Equity Interests when issued shall not constitute Disqualified Equity Interests solely as a result of the subsequent extension of the latest scheduled maturity date of the Advances.

“Dollars,” “dollars” or use of the sign “$” are only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” is a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia other than (a) any Subsidiary all or substantially all of whose assets consist of equity securities of (or debt obligations owed or treated as owed by such) controlled foreign corporations (as defined in Section 957 of the IRC) and (b) any Subsidiary that is a direct or indirect Subsidiary of a Subsidiary that is a controlled foreign corporation (as defined in Section 957 of the IRC).

“EEA Financial Institution” is (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” is any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” is any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” is defined in the preamble hereof

“Eligible Recurring Revenue Contracts” are binding Contracts yielding recurring revenue recognized monthly in accordance with GAAP and which arise in the ordinary course of the Loan Parties’ business, provided, that for any Contract, recurring revenue shall be recognized ratably over the term of such Contract, without giving effect to any accounting standard, including Financial Accounting Standards Board Accounting Standards Codification 606, which would require revenue recognition other than ratably, provided, further, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s sole but reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof Unless otherwise agreed to by Bank, Eligible Recurring Revenue Contracts shall not include the following:

(a) Contracts for which the customer thereunder has failed to pay to such Loan Party, as applicable, any amounts due to such Loan Party, as applicable, under any of such Contracts within one hundred twenty (120) days (or such longer period as agreed to by Bank in its sole discretion) from the invoice date;

(b) Contracts which the customer thereunder has elected to cancel or has failed to renew within the time period prescribed in such Contracts unless and until customer subsequently notifies such Loan Party, as applicable, that it has elected to re-start or renew such Contracts; or

(c) Contracts with respect to which the customer is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; or

(d) Contracts of such Loan Party that are not subject to first priority Liens in favor of Bank.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is any trade or business (whether or not incorporated) under common control with any Loan Party or Subsidiary thereof within the meaning of Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended, (and Sections 414(m) and (o) thereof for purposes of provisions relating to Section 412 thereof).

“Eurodollar Reserve Percentage” is, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to Bank, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). The Adjusted LIBO Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” is defined in Section 6.08(b).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed by the United States or as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes that are imposed on amounts payable to Bank to the extent that the obligation to withhold amounts existed on the date on which (i) Bank acquired its interest in a Credit Extension or (ii) Bank changed its lending office, except in each case to the extent that, pursuant to Section 12.10, amounts with respect to such Taxes were payable either to Bank’s assignor immediately before Bank became a party hereto or to Bank immediately before it changed its lending office, (c) taxes that are attributable to Bank’s failure to comply with Section 12.10(c) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and any intergovernmental agreement, or provision of any treaty or convention entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, or provision of any treaty or convention.

“FCPA” is defined in Section 5.14.

“Federal Funds Effective Rate” is, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Fee Letter” is the Fee Letter, dated as of the Effective Date (as amended, supplemented or otherwise modified from time to time), between Borrower and Bank.

“Foreign Currency” is lawful money of a country other than the United States. “Foreign Government Scheme or Arrangement” is defined in Section 5.07(e). “Foreign Plan” is defined in Section 5.07(e).

“Foreign Subsidiary” is any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between a Loan Party and Bank or any of Bank’s Affiliates under which such Loan Party commits to purchase from or sell to Bank or such Affiliate a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“GDPR” is the EU General Data Protection Regulation EU/2016/679 and any laws implementing or supplementing the GDPR.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee Agreement” is any agreement entered into by a Guarantor providing for the guaranty of the Obligations, in each case, in form and substance satisfactory to Bank.

“Guarantor” is each Subsidiary and other Person who guarantees the Obligations pursuant to a Guarantee Agreement.

“Indebtedness” is, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contracts;

(d) all obligations of such Person in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created and (ii) deferred compensation arrangements);

(e) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, including, but not limited to, indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned, acquired or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all capital lease obligations of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person; and

(h) all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contracts on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Person” is defined in Section 12.03.

“Indemnified Tax” is defined in Section 12.10.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief

“Intellectual Property” is, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code and domain names;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Period” is the period commencing on the date of an Advance and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as specified in the applicable Transaction Request Form; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period)

shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond the Revolving Line Maturity Date. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent continuation of such Advance.

“Interpolated Rate” is, at any time, the rate per annum determined by Bank (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by Bank from time to time; in each case the “Screen Rate”) for the longest period (for which that Screen Rate is available) that is shorter than the Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds the Interest Period, in each case, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Loan Party’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Investment Property” is any “investment property” as defined in the Code with such additions to such term as may hereafter be made.

“IRC” means the U.S. Internal Revenue Code of 1986, as amended.

“Key Person” is each of Dave McJannet, Mitchell Hashimoto, Armon Dadgar and Navam Welihinda.

“LIBO Rate” is, for any Interest Period, the greater of (a) the rate appearing on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by Bank from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that (i) if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the Interpolated Rate, and (ii) if the Interpolated Rate is not available, the “LIBO Rate” for such Interest Period shall be the offered quotation rate to first class banks in the London interbank market by Bank for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Advance for which the LIBO Rate is then being determined with maturities comparable to such Interest Period at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (b) 0.00%.

“LIBO Screen Rate” is the LIBO quote on the applicable screen page Bank designates to determine the LIBO Rate (or such other commercially available source providing such quotations as may be designated by Bank from time to time).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and the other Loan Parties that are subject to a Control Agreement.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, including the Fee Letter, each Guarantee Agreement, any subordination agreement, any pledge agreement, notes or guaranties executed by any Loan Party or any Subsidiary of a Loan Party and any other present or future agreement by any Loan Party or any Subsidiary of a Loan Party with or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Parties” are Borrower and the Guarantors.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral, taken as a whole; (b) a material adverse change in the business, assets, operations, properties, or financial condition of Borrower and its Subsidiaries, taken as a whole; or (c) a material adverse change in the validity or enforceability of any of the Loan Documents and the rights and remedies of Bank thereunder.

“Obligations” are the Loan Parties’ obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts any Loan Party owes Bank or Bank’s Affiliates now or later, whether under this Agreement, the other Loan Documents, any Bank Services Agreement or otherwise, including, without limitation other Bank Services, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Loan Party assigned to Bank, and to perform any Loan Party’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than fifteen (15) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overadvance” is defined in Section 2.03.

“Participant Register” is defined in Section 12.02.

“Patents” are all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Patriot Act” is the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Perfection Certificate” is defined in Section 5.01.

“Permitted Acquisition” is (a) an Acquisition between or among Borrower and/or any of its Subsidiaries, including intercompany mergers, amalgamations, acquisitions of additional shares/equity in the Subsidiaries through share capital increases, consolidations and combinations among Borrower and/or Subsidiaries; provided that a Loan Party is the surviving entity of any such transaction involving a Loan Party and Borrower is the surviving entity of any such transaction involving Borrower, and (b) an Acquisition that satisfies each of the following requirements:

(i) the business acquired in connection with such acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which Borrower and Subsidiaries are engaged on the Effective Date and any business activities that are reasonably similar, related, or incidental thereto;

(ii) (ii) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed acquisition;

(iii) no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of such acquisition other than Permitted Liens;

(iv) for Acquisitions with a purchase price in excess of Ten Million Dollars ($10,000,000) in cash, Borrower has provided Bank (A) with written notice of the proposed Acquisition at least five (5) Business Days prior to the anticipated closing date of the proposed Acquisition and (B) prior to the anticipated closing date of the proposed acquisition, with drafts of the acquisition agreement and other material documents relative to the proposed Acquisition, final versions thereof being provided as soon as available but not later than five (5) Business Days after the closing date of the proposed Acquisition;

(v) the subject assets or equity interests, as applicable, are being acquired directly by a Loan Party or a Subsidiary, and, in connection therewith, Borrower or the applicable Subsidiary shall have complied with Sections 6.12 and 6.14, as applicable, or will do so within the time periods specified therein;

(vi) the proposed Acquisition shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the target;

(vii) all transactions in connection with such acquisition shall be consummated, in all material respects, in accordance with applicable laws;

(viii) the total cash consideration paid or payable for Acquisitions after the Effective Date shall not be in excess of (A) One Hundred Million Dollars ($100,000,000) in aggregate with respect to any Acquisition of a non-Loan Party and (B) One Hundred Million Dollars ($100,000,000) in aggregate with respect to all other Acquisitions;

(ix) immediately before and after giving effect to such Acquisition, Liquidity shall not be less than Seventy-Five Million Dollars ($75,000,000); provided, that Borrower may consummate acquisitions with total cash consideration in the aggregate not to exceed, when taken together with the amount paid on any Permitted Earnouts pursuant to Section 7.09(a)(ii), the Available Amount without satisfying this clause (ix) so long as each other condition for a Permitted Acquisition is satisfied; and

(x) for Acquisitions with a purchase price in excess of Twenty-Five Million Dollars ($25,000,000) in cash, Bank shall have received prior to consummation of the proposed Acquisition, a certificate signed by a Responsible Officer of Borrower certifying compliance with the foregoing conditions.

For the avoidance of doubt, the total cash consideration payable in connection with any Acquisition shall include the maximum amount payable under any earnout or other deferred or contingent obligations in connection with such Acquisition.

“Permitted Earnout” is unsecured Indebtedness consisting of earnout obligations or similar deferred or contingent obligations of any Loan Party incurred or created in connection with an Acquisition or other Permitted Investment.

“Permitted Indebtedness” is:

(a) the Loan Parties’ Indebtedness to Bank under this Agreement, the other Loan Documents and any Bank Services Agreement;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business and not overdue by more than sixty (60) days;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens” hereunder;

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness set forth in clauses (a) through (f) above, provided that the principal amount thereof is not increased, it is not secured by a Lien on any additional assets, the obligors remain the same, and the terms thereof are not otherwise modified to impose more burdensome terms upon Borrower or the applicable Subsidiary, as the case may be;

(h) Indebtedness consisting of Investments permitted by clause (e) of the definition of “Permitted Investments”;

(i) unsecured obligations under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view,” (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party and (iii) the aggregate amount of such Indebtedness shall not exceed Five Million Dollars ($5,000,000) at any time;

(j) Permitted Earnouts;

(k) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount outstanding of all such Indebtedness shall not exceed Two Million Dollars ($2,000,000) at any time;

(l) [reserved];

(m) Indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount outstanding of all such Indebtedness shall not exceed Two Million Dollars ($2,000,000) at any time;

(n) unsecured Indebtedness of Borrower or any of its Subsidiaries in respect of a corporate credit card program; provided that the aggregate principal amount outstanding of all such Indebtedness shall not exceed Three Million Dollars ($3,000,000) at any time;

(o) guarantees by Borrower or any Subsidiary of Permitted Indebtedness of any other Subsidiary; provided, no Loan Party may secure Indebtedness of any Subsidiary that is not a Loan Party other than to cash collateralize obligations of Subsidiaries arising in the ordinary course of business to the extent permitted pursuant to clause (e)(ii) of the definition of “Permitted Investments”; provided, further, no Domestic Loan Party that is not a Loan Party may secure Indebtedness of any Foreign Subsidiary that is not a Loan Party;

(p) deposits or advances received from customers in the ordinary course of business;

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; and

(r) other unsecured Indebtedness in an aggregate principal amount not to exceed Two Million Dollars ($2,000,000) outstanding at any time.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Loan Parties;

(d) Investments consisting of Deposit Accounts in which Bank has a perfected security interest to the extent required by Section 6.08;

(e) Investments (i) by Loan Parties in any other Loan Parties, (ii) by Loan Parties in Subsidiaries that are not Loan Parties (including the posting of cash collateral for Indebtedness of such Subsidiaries) in an aggregate amount not to exceed Two Million Dollars ($2,000,000) at any time outstanding, and (iii) by Foreign Subsidiaries that are not Loan Parties in Loan Parties or in other Foreign Subsidiaries that are not Loan Parties;

(f) Investments consisting of the creation (but not the capitalization) of a Subsidiary;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business in an aggregate amount not to exceed Two Million Dollars ($2,000,000) at any time outstanding, and (ii) loans to employees, officers or directors in an aggregate amount not to exceed Two Million Dollars ($2,000,000) at any time outstanding relating to the purchase of equity securities of Borrower or any of its Subsidiaries pursuant to employee stock purchase plans or agreements approved in good faith by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j) Permitted Acquisitions;

(k) Investments accepted in connection with Transfers permitted by Section 7.01; and

(l) other Investments in an amount not to exceed Two Million Dollars ($2,000,000) in the aggregate at any time outstanding.

For purposes of determining the amount of any Investment outstanding for purposes of this definition of “Permitted Investments”, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decrease in the value of such Investment), less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents and any Bank Services Agreement;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due or thereafter payable without any interest or penalty or (ii) being contested in good faith and for which such Loan Party maintains adequate reserves on the Books, provided that no notice of any such Lien has been filed or recorded under the IRC, and the Treasury Regulations adopted thereunder;

(c) Liens securing capital leases and purchase money Liens on Equipment acquired or held by Borrower or a Subsidiary incurred for financing the acquisition of such Equipment securing no more than Two Million Dollars ($2,000,000) in the aggregate amount outstanding;

(d) Liens of carriers, warehousemen, landlords, mechanics, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as (i) such Liens attach only to Inventory, and (ii) secure liabilities in the aggregate amount not to exceed Two Million Dollars ($2,000,000) which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed pursuant to ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in clauses (a) and (c) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness secured thereby may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein and do not interfere with the ordinary conduct of the business;

(h) (i) non-exclusive licenses of Intellectual Property and (ii) licenses of Intellectual Property that is not material to the business of Borrower or its Subsidiaries, in each case, granted to their customers or commercial partners in the ordinary course of business and which do not interfere with the ordinary conduct of the business;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 8.04 or Section 8.07;

(j) [reserved];

(k) [reserved];

a. Liens on the assets of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted by clause (m) of the definition of Permitted Indebtedness;

(l) any Lien existing on any property or asset prior to the acquisition thereof by Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Subsidiary (other than (1) the proceeds or products thereof or (2) after-acquired property that is affixed or incorporated into the property covered by such Lien), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) such obligations, to the extent constituting Indebtedness, are permitted under the definition of Permitted Indebtedness;

(m) [reserved];

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business;

(o) Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(p) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by applicable laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business;

(q) with respect to any real property, (A) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable laws; and (B) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable laws, which, in the aggregate for (A) and (B), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business;

(r) bankers liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(s) deposits to secure the performance of bids, trade contracts, leases, statutory obligations,

(t) surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

(a) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Personal Data” is (a) any information or data that, alone or together with any other information or data (i) can be used to identify, directly or indirectly, an individual, or (ii) can be used to authenticate such individual; and (b) any other information pertaining to an individual that is regulated or protected by one or more of the Data Protection Laws.

“Pledged Interests” are Collateral consisting of equity interests, stock, units or other evidence of ownership of any Subsidiary.

“Prime Rate” is the rate of interest per annum publicly announced from time to time by HSBC Bank USA, National Association as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Privacy Agreements” is defined in Section 5.21(a).

“Privacy Policies” is defined in Section 5.21(b).

“QFC Credit Support” is defined in Section 12.20.

“Quick Assets” is, on any date, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents held at such time by the Loan Parties plus (b) net billed accounts receivable (net of allowance for doubtful accounts) of the Loan Parties determined according to GAAP.

“Recurring Revenue” is the sum of the Loan Parties’ committed monthly revenue attributable to licensing fees pursuant to binding Eligible Recurring Revenue Contracts that (a) meet all of the Loan Parties’ representations and warranties described in Section 5.03 and (b) are or may be due and owing from Account Debtors deemed acceptable to Bank in its reasonable discretion, minus any discounts, credits, reserves for bad debt, customer adjustments, or other offsets; provided, that for any Eligible Recurring Revenue Contract, Recurring Revenue shall be recognized ratably over the term of such Contract, without giving effect to any accounting standard, including Financial Accounting Standards Board Accounting Standards Codification 606, which would require revenue recognition other than ratably.

“Register” is defined in Section 12.02.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the Operating Documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, Chief Technology Officer, Treasurer, Vice President of Finance and, other than for purposes of Section 6.02, Secretary of the applicable Loan Party.

“Restricted License” is any material license or other similar agreement with respect to which Borrower or any of its Subsidiaries is the licensee that validly prohibits or otherwise restricts Borrower or such Subsidiary from granting a security interest in Borrower’s or such Subsidiary’s interest in such license or agreement or any property subject to such license or similar agreement.

“Revolving Line” is an aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000) outstanding at any time.

“Revolving Line Maturity Date” is November 23, 2023.

“Sanctions” is defined in Section 5.13.

“SEC” is the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made

“Security Program” is defined in Section 5.21(c).

“Subordinated Debt” is unsecured indebtedness incurred by any Loan Party subordinated to all of the Loan Parties’ now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms and in amounts reasonably acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Supported QFC” is defined in Section 12.20.

“Swap Contract” is (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that the term “Swap Contract” shall not include any phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or its Subsidiaries.

“Swap Termination Value” is, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Bank or Bank’s Affiliates).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

“Total Outstandings” is, as of any date of determination, the outstanding principal balance of all Advances.

“Trademarks” are any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Loan Party connected with and symbolized by such trademarks.

“Transaction Request Form” is that certain form attached hereto as Exhibit D.

“Transfer” is defined in Section 7.01.

“U.S. Special Resolution Regimes” is defined in Section 12.20.

“UK Bribery Act” is defined in Section 5.14.

“UK Financial Institution” is any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any persons falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

1.02. Accounting and Other Terms. Accounting terms not defined in this Agreement shall be construed following GAAP, and calculations and determinations must be made following GAAP (except with respect to unaudited financial statements for (i) non-compliance with ASC 718 and (ii) the absence of footnotes and subject to normal year-end audit adjustments). All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. Notwithstanding anything to the contrary contained in this Section, with respect to the definitions and the calculation of amounts and ratios contained herein, (a) except as otherwise expressly set forth herein, the accounting for revenue recognition from contracts with customers and the impact of such accounting, GAAP shall mean Financial Accounting Standards Board Accounting Standards Codification 606, (b) if at any time any change in GAAP would affect the computation of amounts and ratios contained herein or in any other Loan Document, and Borrower notifies Bank that Borrower requests an amendment to any provision hereof to preserve the original intent thereof in light of such change in GAAP (or if Bank notifies Borrower that Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (i) Borrower and Bank shall negotiate in good faith to effect such amendment, and (ii) such provision shall be interpreted (and such amount or ratio shall continue to be computed) on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (c) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purposes of this Agreement (other than for purposes of the delivery of financial statements prepared in accordance with GAAP) whether or not such operating lease obligations were in effect on such date, notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.

1.03. Divisions by Limited Liability Companies. For all purposes hereunder and under the other Loan Documents, if in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized by the holders of its equity interests at such time on the first date of its existence for purposes of Section 6.12.

1.04. Rates. Bank does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

Section 2 Loan and Terms of Payment.

2.01. Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement and any other applicable Loan Document.

2.02. Credit Extensions.

(a) Revolving Line.

(i) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances from time to time to Borrower prior to the Revolving Line Maturity Date in an aggregate outstanding amount not to exceed the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(ii) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.03. Overadvances. If, at any time, the Total Outstandings exceed the lesser of the Revolving Line and the Borrowing Base, Borrower shall promptly (within one (1) Business Day) pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.04. Payment of Interest on the Credit Extensions.

(a) Advances. Subject to Section 2.04(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Adjusted LIBO Rate for the Interest Period therefor plus three percent (3.00%) (the “Applicable Rate”), which interest shall be payable monthly in accordance with Section 2.04(d) below. Notwithstanding anything contained herein to the contrary, in the event any Advances accrue interest at a floating per annum rate equal to the ABR as a result of any of the events described in Section 12.19, the Applicable Rate shall be two percent (2.0%).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest at a rate per annum which is two percent (2.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations inclusive of the Default Rate. Payment or acceptance of the increased interest rate provided in this Section 2.04(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Adjusted LIBO Rate shall be effective on the effective date of any change to the Adjusted LIBO Rate and to the extent of any such change.

(d) Payment; Interest Computation. Interest is payable in arrears on the last day of the Interest Period applicable to each Advance (or in the case of an Advance with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and shall be computed on the basis of a 360-day year for the actual number of days elapsed, except that interest computed by reference to the ABR shall be payable monthly on the first Business Day of each calendar month and shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.05. Fees. Borrower shall pay to Bank:

(a) Fee Letter. Fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) Commitment Fee. A commitment fee equal to three tenths of one percent (0.30%) times the actual daily amount by which the Revolving Line exceeds the Total Outstandings. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Section 3 is not met, and shall be due and payable quarterly in arrears on the first Business Day of each calendar quarter, commencing with the first such date to occur after the Effective Date, and on the last day of the Revolving Line Maturity Date. The commitment fee shall be computed on a quarterly basis in arrears.

(c) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank); provided that, Bank Expenses in respect of such attorneys’ fees and expenses through the Effective Date shall not exceed an aggregate amount as separately agreed between Bank and Borrower.

(d) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may, at its option, deduct amounts owing by Borrower under the clauses of this Section 2.05 pursuant to the terms of Section 2.06(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.05.

2.06. Payments; Application of Payments; Debit of Accounts.

All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 2:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

Bank shall apply payments received with respect to the Obligations, first, to pay any fees, indemnities, or expense reimbursements then due to Bank, second, to pay interest then due and payable on any Credit Extension, third, to prepay principal on the Credit Extensions and to pay any amounts owing in respect of Bank Services, and fourth, to the payment of any other Obligation due to Bank from Borrower. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

Bank may, at its option, debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due.

Section 3 Conditions of Loans.

3.01. Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension under this Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) scanned copies of the duly executed original signatures to the Loan Documents to be entered into on the Effective Date, including this Agreement, the Fee Letter and the Perfection Certificate;

(b) scanned copies of the Operating Documents and long-form good standing certificates of each Loan Party certified by the Secretary of State (or equivalent agency) of such Loan Party’s jurisdiction of organization or formation and each jurisdiction in which such Loan Party is qualified to conduct business except where the failure to do so could not reasonably be expected to have a material adverse effect on such Loan Party’s business, each as of a date no earlier than ten (10) days prior to the Effective Date;

(c) scanned copies of the completed Borrowing Resolutions for each Loan Party;

(d) scanned certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(e) copies of proper financing statements, to be filed on the Effective Date under the Code of all jurisdictions that Bank may deem necessary or desirable in order to perfect the Liens created hereunder, covering the Collateral;

(f) scanned copy of an executed legal opinion of counsel of each Loan Party dated as of the Effective Date;

(g) evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.07 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(h) scanned copies of the (i) documentation and other information requested by Bank in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, in each case at least five (5) days prior to the Effective Date and (ii) at least five (5) days prior to the Effective Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification;

(i) scanned copy of a Borrowing Base Certificate for the period ending October 31, 2020;

(j) Bank shall have completed a due diligence investigation of Borrower and its Subsidiaries in scope, and with results, satisfactory to Bank, and shall have been given such access to the management, records, books of account, contracts and properties of Borrower and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as Bank shall have requested;

(k) no Material Adverse Change shall have occurred since January 31, 2020;

(l) upon Bank confirming in writing to Borrower that all other conditions precedent set forth in Sections 3.01 and 3.02 have been satisfied, payment of the fees and Bank Expenses then due as specified in Section 2.05 hereof, including any fees pursuant to Section 2.05(a); and

(m) all certificates or other instruments representing or evidencing any Pledged Interests, accompanied by appropriate duly executed instruments of transfer or assignment (including, without limitation, stock powers and irrevocable proxies) in blank.

3.02. Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension under this Agreement, including the initial Credit Extension under this Agreement, are subject to the following conditions precedent:

(a) timely receipt of an executed Transaction Request Form and Borrowing Base Certificate;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Request Form and on the Funding Date of each Credit Extension; provided, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Borrower’s acceptance of each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) Bank determines to its reasonable satisfaction in its good faith judgment that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank; and

(d) the Loan Parties shall have satisfied the covenants set forth in Section 6.17(c) and Section 6.17(d).

3.03. Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under Sections 3.01 and 3.02 of this Agreement as a condition precedent to any Credit Extension, as applicable. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.04. Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail by 3:00 p.m. Eastern time on the Funding Date of the Advance. In connection with such notification, Borrower must promptly deliver to Bank by electronic mail a completed Transaction Request Form and Borrowing Base Certificate, each executed by an Authorized Signer, together with such other reports and information as Bank may request in its sole discretion. Bank shall credit proceeds of an Advance to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer (it being understood that any deemed Advances pursuant to the terms hereof for purposes of satisfying Obligations that have become due shall not require any such instructions).

Section 4 Creation of Security Interest.

4.01. Grant of Security Interest. (a) Each Loan Party hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

(b) Each Loan Party acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank or Bank’s Affiliates. Regardless of the terms of any Bank Services Agreement, such Loan Party agrees that any amounts such Loan Party owes Bank or Bank’s Affiliates thereunder shall be deemed to be Obligations hereunder and that it is the intent of such Loan Party and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens).

(c) If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to the applicable Loan Party. In the event (i) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (ii) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any.

4.02. Priority of Security Interest. Each Loan Party represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens). If any Loan Party shall acquire a commercial tort claim in excess of One Million Dollars ($1,000,000) individually or Two Million Dollars ($2,000,000) in the aggregate, Borrower shall notify Bank of the general details thereof in the Compliance Certificate required to be delivered under this Agreement following such event and shall grant to Bank in a writing signed by the applicable Loan Party and delivered with such Compliance Certificate a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.03. Authorization to File Financing Statements. Each Loan Party hereby authorizes Bank to file financing statements, without notice to such Loan Party, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of this Agreement, by any Loan Party or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

4.04. Pledged Collateral.

(a) Promptly following receipt by any Loan Party, such Loan Party shall deliver to Bank all certificates or other instruments representing or evidencing any Pledged Interests, accompanied by appropriate duly executed instruments of transfer or assignment (including, without limitation, stock powers and irrevocable proxies) in blank, all in form and substance reasonably satisfactory to Bank. The Perfection Certificate identifies which Pledged Interests are certificated as of the Effective Date. Except as specifically provided in Section 4.04(d) below, each Loan Party shall receive all certificates, cash, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Pledged Interests in trust for Bank, and shall promptly upon receipt deliver to Bank such certificates, cash, instruments, and other property and proceeds, together with any necessary endorsement.

(b) No issuer of Pledged Interests that is a limited liability company or limited partnership has elected pursuant to the provisions of Section 8-103 of the Code to provide that its equity interests are securities governed by Article 8 of the Code.

(c) All of the Pledged Interests have been duly and validly issued and are fully paid and nonassessable. Each Loan Party granting a security interest in any Pledged Interest has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Interest owned by such Loan Party to Bank as provided herein. No consent, approval, authorization or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person which has not yet been obtained or made is required either (i) for the pledge by any Loan Party of the Pledged Interests pursuant to this Agreement or (ii) for the exercise by Bank of the voting or other rights in respect of the Pledged Interests provided for in this or the remedies in respect of the Pledged Interests pursuant to this Agreement, except as may be required by the applicable laws of the jurisdiction in which the issuer of such Pledged Interests is organized or in connection with such disposition by laws affecting the offering and sale of securities generally or the Code. The pledge by each Loan Party of such Loan Party’s Pledged Interests pursuant to this Agreement does not violate (i) the charter, by-laws, operating agreement or other organizational documents of any Loan Party granting a security interest in any Pledged Interest or any issuer of any Pledged Interest, or any material indenture, mortgage or agreement to which any such Loan Party or issuer is bound, or (ii) any restriction on such transfer or encumbrance of Pledged Interests, or (iii) any securities law or other applicable law. With respect to any Pledged Interests constituting uncertificated securities, the execution and delivery of this Agreement by the applicable Loan Party granting a security interest in any Pledged Interest and issuer of any Pledged Interest together with the filing of a financing statement in the applicable Loan Party’s jurisdiction of organization will perfect Bank’s security interest in such Pledged Interests and any proceeds thereof by

“control” (within the meaning of the Code). With respect to any Pledged Interests constituting certificated securities, the delivery of the certificate representing such Pledged Interests endorsed to Bank or in blank will perfect Bank’s security interest in such Pledged Interests and any proceeds thereof by control.

(d) So long as no Event of Default shall have occurred and be continuing:

(i) each Loan Party shall have the right to vote and give consents with respect to the Pledged Interests or any other Collateral for all purposes not inconsistent with the provisions of this Agreement; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of Bank in respect of the Collateral, except as otherwise expressly permitted by the Loan Documents.

(ii) Each Loan Party shall be entitled to collect and receive for its own use, and shall not be required to pledge pursuant to Sections 4.01 or 6.12, any cash dividends, proceeds or distributions paid in respect of the Pledged Interests, except such dividends, proceeds or distributions as are prohibited under this Agreement or any other Loan Document; provided, however, that until actually paid, all rights to any such permitted dividends, proceeds or distributions shall remain subject to the Lien created by this Agreement. All dividends, proceeds or distributions in respect of any of the Pledged Interests of the Loan Parties whenever paid or made (other than such cash dividends, proceeds or distributions as are permitted to be paid to such Loan Party in accordance with this clause (ii)) shall be delivered to Bank to hold as Collateral and shall, if recovered by such Loan Party, be received in trust for the benefit of Bank, be segregated from the other property or funds of such Loan Party, and be forthwith delivered to Bank as Collateral.

Section 5 Representations and Warranties. Each Loan Party represents and warrants as follows:

5.01. Due Organization, Authorization; Power and Authority; Enforceability.

(a) Such Loan Party and each of its Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified and licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, the Loan Parties have delivered to Bank a completed certificate signed by the Loan Parties, entitled “Perfection Certificate” (as updated by a notification to Bank in accordance with Section 7.02, the “Perfection Certificate”). Each Loan Party represents and warrants to Bank that (i) such Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) such Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth the Loan Parties’ organizational identification number or accurately states that such Loan Party has none; (iv) the Perfection Certificate accurately sets forth the Loan Parties’ place of business, or, if more than one, its chief executive office as well as each such Loan Party’s mailing address (if different than its chief executive office); (v) no Loan Party (and each of its predecessors) has, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to the Loan Parties and their Subsidiaries is accurate and complete in all material respects (it being understood and agreed that the Loan Parties may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If any Loan Party is not now a Registered Organization but later becomes one, such Loan Party shall promptly notify Bank of such occurrence and provide Bank with such Loan Party’s organizational identification number.

(b) The execution, delivery and performance by each Loan Party of the Loan Documents have been duly authorized by such Loan Party, and do not (i) conflict with any of such Loan Party’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and filings necessary to perfect Liens granted under the Loan Documents), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. No Loan Party is party to any agreement, instrument, document or arrangement that imposes any burdensome obligations. No Loan Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on such Loan Party’s business.

(c) This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms.

5.02. Property.

(a) Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business. Each Loan Party and their respective Subsidiaries has good title to all personal property and rights necessary or used in the ordinary conduct of its business.

(b) Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. No Loan Party has Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for (i) the Collateral Accounts described in the Perfection Certificate and which such Loan Party has taken or will take such actions as are necessary to give Bank a perfected security interest therein, pursuant to and to the extent required by Section 6.08(b) and (ii) other Collateral Accounts created after the Effective Date and disclosed to Bank that are subject to Control Agreements except to the extent not required pursuant to Section 6.08(b).

(c) The Accounts are bona fide, existing obligations of the Account Debtors.

(d) No third party bailee (such as a warehouse) is in possession of any material Collateral except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.02. No material Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.02.

(e) All Inventory is in all material respects of good and marketable quality, free from material defects.

(f) Each Loan Party and each of its Subsidiaries is the sole owner of the Intellectual Property which it owns or purports to own except for non-exclusive licenses granted to its customers in the ordinary course of business. No part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part. To the best of each Loan Party’s knowledge, other than as disclosed to Bank, no claim has been made in writing that any part of the Intellectual Property owned by such Loan Party violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on such Loan Party’s business.

(g) Except as noted on the Perfection Certificate or as otherwise disclosed to Bank in accordance with Section 6.10(b), neither Borrower nor any of its Subsidiaries is a party to, nor is it bound by, any Restricted License.

5.03. Contracts.

(a) For each Contract with respect to which Advances are requested, on the date each Advance is requested and made, such Contract shall be an Eligible Recurring Revenue Contract.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Recurring Revenue Contracts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of the Books are true and correct in all material respects and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Recurring Revenue Contract shall comply in all material respects with all Requirements of Law. No Loan Party has knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are included in any Borrowing Base Certificate as Eligible Recurring Revenue Contracts. To the best of such Loan Party’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Recurring Revenue Contracts are true and correct, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.04. Litigation. Except as disclosed in writing pursuant to Section 6.02 or as set forth in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against any Loan Party or any of their respective Subsidiaries that could reasonably be expected to result in liability involving more than, individually or in the aggregate, Two Million Dollars ($2,000,000). There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against any Loan Party or any of their respective Subsidiaries that could reasonably be expected to result in a Material Adverse Change.

5.05. Financial Statements; Material Adverse Change; No Default.

(a) All consolidated financial statements related to Borrower and its Subsidiaries that Bank has received from Borrower fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended.

(b) There has not been any Material Adverse Change since the date of the Annual Financial Statements.

(c) The Annual Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(d) No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.06. Solvency. The present fair salable value of each of Borrower’s (individually) and the Loan Parties’ (taken as a whole) consolidated assets (including goodwill minus disposition costs) exceeds the sum of Borrower’s (individually) or the Loan Parties’ (taken as a whole), as applicable, consolidated liabilities; the capital of each of Borrower (individually) and the Loan Parties (taken as a whole), is not unreasonably small in relation to its or their business, as applicable, as currently contemplated after the transactions in this Agreement; and each of Borrower (individually) and the Loan Parties (taken as a whole) are able to pay its or their debts (including trade debts), as applicable, as they mature and has not incurred or intends to incur debts including current obligations beyond its or their ability, as applicable, to pay such debts as they become due in the ordinary course of business.

5.07. Regulatory Compliance.

(a) Each Loan Party and each of its respective Subsidiaries (and with respect to any plan subject to Title IV of ERISA, each of the Loan Parties’ and their respective Subsidiaries’ ERISA Affiliates) has met the minimum funding requirements of ERISA applicable to it with respect to any employee benefit plans subject to ERISA, and no event has occurred or is reasonably expected to occur with respect to any such plan that would result in any Loan Party or any Subsidiary incurring any material liability under ERISA. No Loan Party nor any of their respective Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and provided the Credit Extensions are not funded with “plan assets” the making of any Advance hereunder will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(b) No Loan Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).

(c) As of the date hereof, there are no strikes, lockouts or slowdowns against any Loan Party or any of their respective Subsidiaries pending or, to the knowledge of such Loan Party, threatened in writing. Each Loan Party and each of their respective Subsidiaries has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.

(d) Each Loan Party and each of their respective Subsidiaries (i) has complied in all material respects with all Requirements of Law, and (ii) has not violated any Requirements of Law the violation of which would reasonably be expected to have a material adverse effect on its business. None of any Loan Party’s or any of their respective Subsidiaries’ properties or assets has been used by such Loan Party or any of its respective Subsidiaries or, to the best of such Loan Party’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Loan Party and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue its business as currently conducted, except where the failure to do so would not reasonably be expected to have a material adverse effect on such business.

(e) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Subsidiary that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.08. Subsidiaries; Investments. No Loan Party nor any of its respective Subsidiaries own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.09. Tax Returns and Payments; Pension Contributions.

(a) Each Loan Party and each of their respective Subsidiaries has timely filed all required material tax returns and reports, and each Loan Party and each of their respective Subsidiaries has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party or such Subsidiary except (i) with respect to any Subsidiary, where failure to do so could not reasonably be expected to result in a material adverse effect on such Subsidiary’s business or (ii) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

(b) The Loan Parties are unaware of any claims or adjustments proposed for any of such Loan Party’s or any of its respective Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable by such Loan Party or such Subsidiary, except, such claims or adjustments that could not reasonably be expected to result in a material adverse effect on such Loan Party’s or such Subsidiary’s business. Each Loan Party and each of its Subsidiaries (and with respect to any plan subject to Title IV of ERISA, each of the Loan Parties’ and their respective Subsidiaries’ ERISA Affiliates) has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party, nor any Subsidiary nor, with respect to any such plan subject to Title IV of ERISA, any ERISA Affiliate, has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Loan Party, any of its respective Subsidiaries, or any ERISA Affiliates, as applicable, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency, except where failure to pay such amounts or such withdrawal, termination or liability could not reasonably be expected to result in a material adverse effect on such Loan Party’s, Subsidiary’s or ERISA Affiliate’s business.

5.10. Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, for other general corporate purposes and to fund Permitted Acquisitions and not for personal, family, household or agricultural purposes.

5.11. Full Disclosure. No written representation, warranty or other statement of any Loan Party or any of their respective Subsidiaries in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by the Loan Parties in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12. Insurance. Borrower believes that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations. As of the date hereof, all premiums in respect of such insurance have been paid.

5.13. Sanctions. None of the Loan Parties nor any of their respective Subsidiaries, nor to the knowledge of such Loan Party, any director or officer or any employee, agent, or affiliate of the Loan Parties or any of their respective Subsidiaries, is a Person that is, or is owned or controlled by Persons that are, (a) the target or subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (b) located, organized or resident in a country or territory that is the target or subject of Sanctions, including the Crimea region, Cuba, Iran, North Korea and Syria.

5.14. Anti-Bribery Laws. No Loan Party nor any of their respective Subsidiaries nor to the knowledge of such Loan Party, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Loan Parties or any of their respective Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, each Loan Party and, to the knowledge of such Loan Party, its Affiliates, have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.15. EEA Financial Institutions. No Loan Party is an Affected Financial Institution.

5.16. Beneficial Ownership Certificate. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.17. Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to a Loan Party’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

5.18. [Reserved].

5.19. No Undisclosed Liabilities. No Loan Party nor any of their respective Subsidiaries has any liabilities or obligations which are material, individually or in the aggregate, which are not disclosed in the Annual Financial Statements, other than those incurred in the ordinary course of such Loan Parties’ or such Subsidiary’s businesses since the date of such Annual Financial Statements and which, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Change.

5.20. Status as Senior Indebtedness. All Obligations constitute “Senior Indebtedness” pursuant to any intercreditor or subordination agreements.

5.21. Data Security and Privacy.

(a) Each Loan Party and its Subsidiaries is, and at all times, has been, in compliance in all material respects with (i) all applicable Data Protection Laws, including, to the extent applicable, but not limited to the GDPR and those relating to cross-border transfers; (ii) all applicable contractual obligations of each Loan Party and its Subsidiaries concerning data privacy and security relating to Personal Data in the possession or control of a Loan Party or a Subsidiary or maintained by third parties on behalf of such Loan Party or Subsidiary and having access to such information under contracts (or portions thereof) to which a Loan Party or a Subsidiary is a party; and (iii) all applicable data transfer agreements and data processing agreements, including the EU standard contractual clauses, to which a Loan Party or a Subsidiary is a party (collectively, “Privacy Agreements”):

(b) Each Loan Party and its Subsidiaries is, and has been, in compliance in all material respects with all applicable prior and current written internal and public-facing privacy policies and notices of the Loan Parties and its Subsidiaries regarding the collection, retention, use, processing, disclosure and distribution of Personal Data by the Loan Parties or their Subsidiaries or their respective agents (collectively, the “Privacy Policies”), and the Privacy Policies have been maintained to be consistent in all material respects with the actual practices of each Loan Party and its Subsidiaries. The Privacy Policies contemplate the Loan Parties’ and their Subsidiaries’ current uses of the Personal Data, and to the extent required under applicable Data Protection Laws, each Loan Party and its Subsidiaries has sought and obtained the appropriate consent from the applicable data subject for such uses. The Privacy Policies have made all material disclosures to users, customers, employees, or other individuals required by Data Protection Laws.

(c) Each Loan Party and its Subsidiaries has implemented and maintains a commercially reasonable security program (“Security Program”) that (i) complies in all material respects with all applicable Data Protection Laws, applicable Privacy Policies, and applicable Privacy Agreements, and (ii) includes commercially reasonable administrative, technical, organization, and physical security procedures and measures designed to preserve the security and integrity of all Personal Data and any other sensitive or confidential information or data related to each Loan Party and its Subsidiaries (collectively, “Company Sensitive Information”) in such Loan Party’s or its Subsidiaries’ possession or control and to protect such Company Sensitive Information against unauthorized or unlawful processing, access, acquisition, use, theft, interruption, modification, disclosure, loss, destruction or damage.

(d) There has been (i) no actual, suspected or alleged (in writing) incidents of unauthorized access, use, intrusion, disclosure or breach of the security of any information technology systems owned or controlled by a Loan Party or a Subsidiary or any of their contractors and used by such contractors on behalf of a Loan Party or a Subsidiary, and (ii) no actual, suspected or alleged (in writing) incidents of unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Sensitive Information, in each case that could reasonably be expected to cause a Material Adverse Change.

(e) Each Loan Party and its Subsidiaries has a valid and legal right (whether contractually, by applicable law or otherwise) to access or use all Personal Data that is accessed and used by or on behalf of a Loan Party or a Subsidiary in connection with the sale, use and/or operation of their products, services and businesses.

(f) Except as would not reasonably be expected to have a Material Adverse Change, there is no pending or to the knowledge of any Loan Party, threatened in writing, complaints, claims, demands, inquiries, proceedings, or other notices, including any notices of any investigation or other legal proceedings, regarding a Loan Party or a Subsidiary, initiated by (i) any Governmental Authority, including the United States Federal Trade Commission, a state attorney general, data protection authority or similar state official, or a supervisory authority; (ii) any counterparty to, or subject of, a Privacy Agreement; or (iii) any self-regulatory authority or entity, alleging that any activity of a Loan Party or a Subsidiary: (1) is in violation of any applicable Data Protection Laws, (2) is in violation of any Privacy Agreements, (3) is in violation of any Privacy Policies or (4) is otherwise in violation of any person’s privacy, personal or confidentiality rights.

Section 6 Affirmative Covenants.

Each Loan Party shall, and shall cause each of its Subsidiaries to, do all of the following:

6.01. Government Compliance.

(a) Except as permitted by Section 7.03, maintain its legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change. Each Loan Party shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b) Obtain all of the Governmental Approvals necessary for the performance by such Loan Party of its obligations under the Loan Documents and the grant of a security interest to Bank in the Collateral. Upon Bank’s request, such Loan Party shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.02. Financial Statements, Reports, Certificates. Provide Bank with the following:

(a) (1) a Borrowing Base Certificate (and any schedules related thereto) together with (2) a calculation of (A) the Federal Revenues as a percentage of the sum of (x) Recurring Revenue of the Loan Parties plus (y) the Federal Revenues and (B) the assets of HashiCorp Federal, Inc. as a percentage of the assets of Borrower and its Subsidiaries on a consolidated basis, in each case, (i) with each request for an Advance, and (ii) within thirty (30) days after the end of each month;

(b) as soon as available, but no later than thirty (30) days after the last day of each quarter, quarterly accounts receivable agings, aged by invoice date;

(c) as soon as available, but no later than thirty (30) days after the last day of each quarter, a company prepared consolidated balance sheet, income statement and cash flow statement covering Borrower’s consolidated operations for such quarter certified by a Responsible Officer of Borrower and in a form reasonably acceptable to Bank;

(d) as soon as available, but no later than thirty (30) days after the last day of each quarter, a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, certifying that as of the end of such quarter, the Loan Parties were in full compliance with all of the terms and conditions of this Agreement and the other Loan Documents, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;

(e) upon the earlier of (i) ten (10) days after approval by Borrower’s Board of Directors or (ii) sixty (60) days after the last day of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then current fiscal year of Borrower, and (B) annual financial projections for such fiscal year (on a monthly basis) as approved by Borrower’s Board of Directors, together with any related business forecasts used in the preparation of such annual financial projections;

(f) as soon as available, and in any event within one hundred eighty (180) days following the end of Borrower’s fiscal year, (i) company-prepared consolidated financial statements prepared under GAAP, consistently applied; provided, that together with the filing of a form S-1 by Borrower with the SEC with respect to the most recent fiscal year for which financial statements are available and for each fiscal year ending thereafter, Borrower shall provide Bank audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank and (ii) a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, certifying that as of the end of such fiscal year, the Loan Parties were in full compliance with all of the terms and conditions of this Agreement and the other Loan Documents, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;

(g) in the event that Borrower or any Subsidiary becomes subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(h) within ten (10) Business Days of delivery, copies of all statements, reports and notices made available to all or a majority of such Loan Party’s security holders or to any holders of Subordinated Debt;

(i) prompt, and in any event, within three (3) Business Days, report of the occurrence of any Default or Event of Default;

(j) prompt, and in any event, within five (5) Business Days, report of (i) any adverse finding in respect of any action or proceeding set forth in the Perfection Certificate, (ii) any legal actions pending or threatened in writing against any Loan Party or any of their respective Subsidiaries that could reasonably be expected to result in damages or costs to the Loan Parties or any of their respective Subsidiaries of, individually or in the aggregate, Two Million Dollars ($2,000,000) or more, (iii) any Acquisitions or (iv) any matter that has resulted or could reasonably be expected to result in a Material Adverse Change;

(k) promptly following any request therefor, information and documentation reasonably requested by Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation;

(l) prompt, and in any event, within five (5) Business Days, report of any departure of any Key Person departing or ceasing to be employed by Borrower or of any Key Person ceasing to be involved in the day to day operations of the Loan Parties or to hold an executive office at least equal in seniority and responsibility to such Person’s present office as of the Effective Date;

(m) other financial information reasonably requested by Bank;

(n) prompt notice of the creation or acquisition of any Subsidiary, including if such Subsidiary is a Foreign Subsidiary; and

(o) at least five (5) Business Days’ (or such shorter period as may be agreed to by Bank) prior written notice of any sale or issuance of any stock of Borrower which will result in any Person owning, directly or indirectly, 25% or more of the outstanding voting stock of Borrower on a fully diluted basis, including the purchasers of such stock, any “know your customer” information required by Bank, the terms of such sale or issuance and the total sale or issuance proceeds to be received by Borrower.

6.03. Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances (a) between any Loan Party and its respective Account Debtors and (b) between any Subsidiary of any Loan Party and its respective Account Debtors, in each case, shall follow the customary practices of such Loan Party and such Subsidiary, respectively, as they exist on the Effective Date. Borrower shall promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Two Million Dollars ($2,000,000).

6.04. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Change.

6.05. Payment of Obligations; Taxes; Pensions. Timely file all required material tax returns and reports and timely pay all its material obligations and liabilities, including, without limitation, foreign, federal, state and local taxes, assessments, deposits and contributions owed by the Loan Parties and each of their respective Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.09 hereof, and shall deliver to Bank, upon reasonable request, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans (including, with respect to any such plan subject to Title IV of ERISA, evidence that each ERISA Affiliate has paid such amounts) in accordance with their terms.

6.06. Access to Collateral; Books and Records.

(a) At reasonable times, on five (5) Business Days’ written notice (provided no notice is required if an Event of Default has occurred and is continuing), provide Bank, or its agents, the right, during normal business hours (except if an Event of Default has occurred and is continuing), to inspect the Collateral and the right to audit and copy the Books. The foregoing inspections and audits shall be conducted at Borrower’s expense and no more often than once every twelve (12) months (or twice if no audited financial statements were received for the most recently ended fiscal year) with reasonable efforts to minimize disruption to such Loan Party’s business, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as Bank shall reasonably determine is necessary; provided, however, that so long as no Event of Default has occurred and is continuing, neither the Loan Parties nor any of their respective Subsidiaries shall be required to disclose or permit the inspection, examination or making of copies of, any matter that constitutes non-financial trade secrets or non-financial proprietary information of such Person.

(b) At reasonable times, on five (5) Business Days’ written notice (provided no notice is required if an Event of Default has occurred and is continuing), provide Bank, or its agents, the right, during normal business hours (except if an Event of Default has occurred and is continuing), to discuss its financial matters with the independent auditors of Borrower and its Subsidiaries (and each Loan Party hereby authorizes all such independent auditors to discuss those financial matters with Bank or any representative, agent, or advisor thereof). The foregoing shall be conducted at Borrower’s expense and no more often than once every twelve (12) months (or twice if no audited financial statements were received for the most recently ended fiscal year)c, unless an Event of Default has occurred and is continuing, in which case such discussions shall occur as often as Bank shall reasonably determine is necessary.

(c) Maintain proper books of record and account, sufficient to prepare financial statements in accordance with GAAP.

6.07. Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for similarly situated companies in such Loan Party’s industry, stage of development and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, and in amounts that are reasonably satisfactory to Bank. All property policies that name any Loan Party as an insured party shall have a lender’s loss payable endorsement showing Bank as lender loss payee. All liability policies that name any Loan Party as an insured party shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations, provided that, so long as no Event of Default has occurred and is continuing, such Loan Party may apply the proceeds of any property policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property shall be (A) of equal or like value as the replaced or repaired property and (B) deemed Collateral in which Bank has been granted a first priority security interest to the extent the destroyed or damaged property consists of Collateral.

(c) At Bank’s request, the Loan Parties shall deliver certificates of insurance and evidence of all premium payments. Each provider of any such insurance required under this Section 6.07 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days’ prior written notice before any such policy or policies shall be altered or canceled (with the exception of cancellation due to non-payment of premium, which will be ten (10) days’ prior written notice). If any Loan Party fails to obtain insurance as required under this Section 6.07 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such certificates of insurance policies required in this Section 6.07, and take any action under the policies Bank deems reasonably prudent.

6.08. Operating Accounts.

(a) Each Loan Party and each of their Domestic Subsidiaries shall, upon determining in its business judgment that it is reasonably practicable to do so, maintain its primary depository and operating accounts with Bank or Bank’s Affiliates.

(b) Provide Bank written notice within five (5) Business Days after establishing any Collateral Account of any Loan Party at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that any Loan Party at any time maintains, such Loan Party shall cause the applicable bank or financial institution (other than Bank, but including Bank’s Affiliates) at or with which any Collateral Account is maintained to execute and deliver within thirty (30) days after opening such Collateral Account (or, with regard to Collateral Accounts existing on the Effective Date, sixty (60) days after the Effective Date) a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of such Loan Party’s employees and identified to Bank by such Loan Party as such (such deposit accounts described in clauses (i) and (ii), “Excluded Accounts”).

6.09. Financial Covenant. Borrower shall maintain at all times, to be certified to Bank in each Compliance Certificate delivered to Bank, an Adjusted Quick Ratio of not less than 1.50 to 1.00.

6.10. Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Bank in writing of material infringements or any other event that would reasonably be expected to materially and adversely affect the value of its Intellectual Property that is material to such Loan Party’s business; and (iii) not allow any Intellectual Property that is material to such Loan Party’s business (as determined in good faith by such Loan Party) to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). At Bank’s request, Borrower shall use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License of any Loan Party to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future.

6.11. Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, each Loan Party and its respective officers, employees and agents and the Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to any Loan Party.

6.12. Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.03 and 7.07 hereof, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, such Loan Party shall cause such new Subsidiary to provide to Bank, within thirty (30) days (or such longer period as Bank may agree to) after such acquisition or formation:

(a) in the case of a Domestic Subsidiary, a Guarantee Agreement (or joinder thereto) together with a joinder to this Agreement to cause such Domestic Subsidiary to become Guarantor and Loan Party hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Domestic Subsidiary),

(b) appropriate certificates and powers, proxies and financing statements, pledging all of the direct ownership interest of any Loan Party in such new Subsidiary, in form and substance satisfactory to Bank; provided, that in the case of a Foreign Subsidiary, such pledge shall be limited to sixty-five percent (65%) of the voting stock, units or other evidence of ownership of such Foreign Subsidiary and one hundred percent (100%) of the non-voting stock, units or other evidence of ownership of such Foreign Subsidiary; and

(c) all other documentation in form and substance reasonably satisfactory to Bank, including one or more perfection certificates, secretary certificates, and opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.

6.13. Use of Proceeds. Use the proceeds of the Credit Extensions as working capital, to fund Permitted Acquisitions and for other general corporate purposes not in contravention of any law or of any Loan Document.

6.14. Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral, to ensure the Obligations are guaranteed by each Domestic Subsidiary of Borrower or to effect the purposes of this Agreement and the other Loan Documents. Deliver to Bank, within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of such Loan Party or any of its respective Subsidiaries.

6.15. Data Security and Privacy.

(a) Each Loan Party and its Subsidiaries will maintain compliance in all material respects with (i) all applicable Data Protection Laws, including but not limited to the GDPR and those relating to cross-border transfers; (ii) all applicable contractual obligations concerning data privacy and security relating to Personal Data in the possession or control of a Loan Party or a Subsidiary or maintained by third parties on behalf of such Loan Party or Subsidiary and having access to such information under contracts (or portions thereof) to which a Loan Party or a Subsidiary is a party; and (iii) the Privacy Agreements.

(b) Each Loan Party and its Subsidiaries will maintain compliance in all material respects with all Privacy Policies consistent with the actual practices of each Loan Party and its Subsidiaries. In connection with the Loan Parties’ and their Subsidiaries’ uses of the Personal Data as permitted by the Privacy Policies, each Loan Party and its Subsidiaries will obtain the appropriate consent from the applicable data subject necessary for such uses, to the extent required under applicable Data Protection Laws. All Privacy Policies in place will make all material disclosures to users, customers, employees, or other individuals as required by Data Protection Laws.

(c) Each Loan Party and its Subsidiaries will maintain and comply with its Security Program in all material respects. Any Security Program of the Loan Parties or their Subsidiaries will at all times (i) comply in all material respects with all applicable Data Protection Laws, applicable Privacy Policies, and applicable Privacy Agreements, and (ii) include and incorporate commercially reasonable administrative, technical, organization, and physical security procedures and measures designed to preserve the security, integrity and confidentiality of all Personal Data or Company Sensitive Information in such Loan Party’s or Subsidiary’s possession or control and each Loan Party and its respective Subsidiaries will protect such Company Sensitive Information against unauthorized or unlawful processing, access, acquisition, use, theft, interruption, modification, disclosure, loss, destruction or damage.

(d) The Loan Parties shall take commercially reasonable steps designed to ensure that no material (i) incidents of unauthorized access, use, intrusion, disclosure or breach of the security of any information technology systems operated in connection with a Loan Party or a Subsidiary or any of their contractors or (ii) incidents of unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Sensitive Information shall occur.

(e) Each Loan Party and its Subsidiaries will have a valid and legal right (whether contractually, by applicable law or otherwise) to access or use all Personal Data that is accessed and used by or on behalf of a Loan Party or a Subsidiary in connection with the sale, use and/or operation of their products, services and businesses.

(f) Borrower will promptly give notice to Bank upon any Loan Party becoming aware of any pending, written complaints, claims, demands, inquiries, proceedings, or other notices, including any notices of any investigation or other legal proceedings, regarding a Loan Party or a Subsidiary and of which it becomes aware, initiated by (i) any Person; (ii) any Governmental Authority, including the United States Federal Trade Commission, a state attorney general, data protection authority or similar state official, or a supervisory authority; or (iii) any self-regulatory authority or entity, alleging that any activity of a Loan Party or a Subsidiary: (1) is in violation of any applicable Data Protection Laws, (2) is in violation of any Privacy Agreements, (3) is in violation of any Privacy Policies, (4) is otherwise in violation of any person’s privacy, personal or confidentiality rights, or (5) otherwise constitutes an unfair, deceptive, or misleading trade practice.

6.16. Anti-Cash Hoarding. If, as of the last day of any calendar month, the average daily balance of cash and Cash Equivalents of all Subsidiaries that are not Loan Parties (calculated in the aggregate for all such Subsidiaries) for such month is in excess of an amount equal to 10% (or such higher percentage as Bank may agree to in its sole discretion) of the average daily balance of cash and Cash Equivalents of Borrower and its Subsidiaries on a consolidated basis after giving effect to trade payables, payroll and other expenses for each applicable Subsidiary due and payable within the subsequent sixty (60) days, then, on the fifth Business Day after the end of any such calendar month, such Subsidiaries, as applicable, shall transfer such excess amount to Borrower to be held by Borrower in a deposit account in the U.S. that is subject to a Control Agreement.

6.17. Post-closing Covenants.

(a) By no later than sixty (60) days after the Effective Date (as such date may be extended by Bank in its sole discretion, which extension may be given by electronic mail), use commercially reasonable efforts to deliver to Bank fully executed and effective copies of a landlord’s consent in favor of Bank for Borrower’s United States headquarters location, located at 101 2nd Street, Suite 700, San Francisco, California, by the landlord thereof

(b) By no later than thirty (30) days after the Effective Date (as such date may be extended by Bank in its sole discretion, which extension may be given by electronic mail), deliver or cause to be delivered with respect to each property policy that names any Loan Party as an insured party a lender’s loss payable endorsement in favor of Bank showing Bank as lender loss payee as required by Section 6.07.

(c) By no later than sixty (60) days after the Effective Date (as such date may be extended by Bank in its discretion, which extension may be given by electronic mail), deliver to Bank all certificates or other instruments representing or evidencing any Pledged Interests, accompanied by appropriate duly executed instruments of transfer or assignment (including, without limitation, stock powers and irrevocable proxies) in blank, all in form and substance reasonably satisfactory to Bank.

(d) By no later than ten (10) days after the Effective Date (as such date may be extended by Bank in its discretion, which extension may be given by electronic mail), deliver to Bank a fully executed and effect Control Agreement with respect to accounts                 ,                  and                  maintained with Silicon Valley Bank in form and substance reasonably satisfactory to Bank.

Section 7 Negative Covenants.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, do any of the following without Bank’s prior written consent:

7.01. Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower or any of its Subsidiaries; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of Borrower’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (e) from any Subsidiary that is not a Loan Party to Borrower or any Subsidiary; (f) from any Loan Party to another Loan Party, (g) from any Loan Party to any Subsidiary that is not a Loan Party in an aggregate amount not to exceed Two Million Dollars ($2,000,000) and (h) other Transfers not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate; provided that in no event shall any Loan Party Transfer Intellectual Property to a Subsidiary that is not a Loan Party.

7.02. Changes in Business, Management, Control, or Business Locations.

(a) (i) Engage in any business other than (A) with respect to HashiCorp Federal, Inc. entering into Contracts with Governmental Authorities and (B) with respect to Loan Parties and their Subsidiaries other than HashiCorp Federal, Inc., the businesses currently engaged in by the Loan Parties and their Subsidiaries or that are reasonably similar, related or incidental thereto; or (ii) change the date on which its fiscal year ends.

(b) No Loan Party shall, without at least ten (10) Business Days prior written notice to Bank: (i) add any new domestic chief executive offices or headquarter locations, (ii) deliver any material Collateral to any third party bailee, (iii) change its jurisdiction of organization, (iv) change its organizational type, (v) change its legal name, or (vi) change any organizational number (if any) assigned by its jurisdiction of organization. Each notice under this Section 7.02(b) shall be deemed to update the Perfection Certificate to include such information.

7.03. Fundamental Changes; Acquisitions. Dissolve, liquidate, merge or consolidate with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary) other than Permitted Acquisitions and Investments of the type described in clause (f) of the definition of Permitted Investments; provided that any Subsidiary may dissolve or liquidate its assets in favor of a Loan Party or, in the case of any Subsidiary that is not a Loan Party, in favor of a Loan Party or other Subsidiary of Borrower.

7.04. Indebtedness. Create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness.

7.05. Encumbrances; Negative Pledge. (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts or Contracts, except for Permitted Liens, (b) permit any Collateral not to be subject to the first priority security interest granted herein (subject to Permitted Liens), or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting such Loan Party or any of its Domestic Subsidiaries from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Loan Party’s or such Domestic Subsidiary’s Intellectual Property in favor of Bank, except (i) in the agreements governing any Lien permitted by clauses (c) or (1) of the definition Permitted Liens so long as such restrictions apply solely to the assets subject to such Permitted Lien, (ii) customary non-assignment or negative pledge arrangements in contracts and (iii) customary restrictions and conditions contained in asset sale agreements, purchase agreements and acquisition agreements, provided that such restrictions do not prohibit the granting of a security interest in Borrower’s or any Subsidiary’s Intellectual Property in favor of Bank. Notwithstanding anything contained herein to the contrary, no Loan Party or any Domestic Subsidiary thereof shall create, incur, allow, or suffer any Lien on any of its Intellectual Property (except in favor of Bank), other than Permitted Liens pursuant to clause (b), (h) or (i) of the definition thereof.

7.06. Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.08(b) hereof

7.07. Distributions; Investments. (a) Pay any dividends (excluding dividends paid in stock) or make any distribution or payment or redeem, retire or purchase any capital stock other than (i) solely in connection with repurchase of capital stock as part of an equity raise, so long as such dividends and distributions are paid solely with the proceeds of such equity raise, (ii) distributions or payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of such Loan Party and its respective Subsidiaries, (iii) conversions of convertible securities into common stock pursuant to the terms of such convertible securities and the payment of cash in lieu of the issuance of fractional shares in connection therewith, (iv) payments in connection with the retention of capital stock in payment of withholding taxes in connection with equity-based compensation plans to the extent the net share settlement arrangements are deemed to be repurchases, (v) distributions or payments to any Loan Party and (vi) so long as Liquidity, both immediately before and after giving effect to such payment is greater than or equal to Seventy-Five Million Dollars ($75,000,000), for any purpose other than those described in clauses (i), (ii), (iii), (iv) or (v), in an aggregate amount not to exceed Five Million Dollars ($5,000,000) per fiscal quarter; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments.

7.08. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Loan Party, except for (a) transactions permitted by Section 7.01 and Section 7.07, (b) transactions by and among the Loan Parties and their Subsidiaries permitted hereunder, (c) reasonable and customary compensation arrangements approved by Borrower’s board of directors, (d) bona fide equity and bridge financings with Borrower’s investors, so long as such transactions are permitted hereunder and are approved by Borrower’s board of directors (including directors unaffiliated with the transaction) and in the case of bridge financings, are on arm’s length terms, and (e) transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.09. Subordinated Debt and Permitted Earnouts. (a) Make or permit any payment on (i) any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject and (ii) any Permitted Earnout payable in cash, except payments of a Permitted Earnout when due and payable in accordance with its terms so long as (A) Liquidity, both immediately before and after giving effect to such payment is greater than or equal to Seventy-Five Million Dollars ($75,000,000); provided, that Borrower may make or permit payments on Permitted Earnouts in the aggregate not to exceed, when taken together with any amounts paid in respect of any Permitted Acquisitions pursuant to the proviso set forth in clause (ix) of the definition of “Permitted Acquisition,” the Available Amount, (B) no Event of Default shall exist or result therefrom and (C) Borrower shall be in pro forma compliance with the financial covenant set forth in Section 6.09, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank, except as expressly permitted under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject.

7.10. Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; (b) fail to meet the minimum funding requirements of ERISA or pursuant to any Foreign Government Scheme or Arrangement, as applicable, permit a Reportable Event or Prohibited Transaction, each as defined in ERISA, to occur; (c) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a material adverse effect on such Loan Party’s business; or (d) withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan (or permit any ERISA Affiliate to do the foregoing with respect to any such plan subject to Title IV of ERISA) which would reasonably be expected to result in any material liability of such Loan Party, including any material 6liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11. Restrictive Agreements. Enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document or any Bank Services Agreement) that (a) limits the ability (i) of any Subsidiary to pay any dividends or make any distribution or payment to, or redeem, retire or purchase any capital stock of, Borrower or to otherwise transfer property to or invest in Borrower, or (ii) of any Subsidiary to guarantee the Indebtedness of Borrower, other than (i) restrictions existing under applicable law, (ii) customary restrictions and conditions contained in asset sale agreements, purchase agreements and acquisition agreements and (iii) customary net worth provisions contained in real property leases or licenses of intellectual property entered into by Borrower or any of its Subsidiaries in the ordinary course of business; or (b) requires the grant of a Lien (other than a Permitted Lien) to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.12. HashiCorp Federal, Inc. At any time when Total Outstandings are greater than $0.00, permit (a) the committed monthly revenue attributable to licensing fees payable to HashiCorp Federal, Inc. pursuant to binding Contracts yielding recurring revenue recognized monthly in accordance with GAAP (the “Federal Revenue”) to constitute 10% (or such higher percentage as Bank may agree in its sole discretion) or more of the sum of (x) Recurring Revenue of the Loan Parties plus (y) the Federal Revenues or (b) the assets of HashiCorp Federal, Inc. to constitute 10% (or such higher percentage as Bank may agree in its sole discretion) or more of the assets of Borrower and its Subsidiaries on a consolidated basis.

7.13. Sanctions. Directly or indirectly, use the proceeds of the Credit Extensions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the target or subject of Sanctions or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Credit Extensions, whether as issuing bank, lender, underwriter, advisor, investor or otherwise).

7.14. Anti-Bribery. Use, directly or indirectly, any part of the proceeds of any Credit Extension for any payments that constitute a violation of any applicable anti-bribery law.

Section 8 Events of Default.

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.01. Payment Default. Any Loan Party fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.02. Covenant Default.

Any Loan Party fails or neglects to perform any obligation in Sections 6.01(a) (with respect to maintaining a Loan Party’s existence), 6.02, 6.07, 6.08(b), 6.09, 6.12, 6.13, or 6.16 or violates any covenant in Section 7; or

Any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document or any Bank Services Agreement, and as to any default (other than those specified in Section 8.01 or Section 8.02(a)) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by such Loan Party be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period);

8.03. Material Adverse Change. A Material Adverse Change occurs;

8.04. Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Loan Party or of any Subsidiary, or (ii) a notice of lien or levy is filed against any of such Loan Party’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within twenty (20) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any twenty (20) day cure period; or

(b) (i) any material portion of any Loan Party’s or any Subsidiary’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents such Loan Party or any Subsidiary from conducting all or any material part of its business;

8.05. Insolvency. (a) Any Loan Party or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent as described in Section 5.06; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Loan Party or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.06. Other Agreements. There is, under (a) any agreement to which any Loan Party or any Subsidiary is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Million Dollars ($2,000,000), or (b) any Swap Contract, an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which such Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than Two Million Dollars ($2,000,000);

8.07. Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Million Dollars ($2,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Loan Party or any Subsidiary by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.08. Misrepresentations. Any Loan Party has made any representation, warranty, or other statement in any Loan Document, any Bank Services Agreement or in any writing delivered to Bank, in order to induce Bank to enter this Agreement, any Loan Document or any Bank Services Agreement, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.09. Subordinated Debt. Any subordination or intercreditor agreement with respect to any Subordinated Debt in an aggregate principal amount in excess of Two Million Dollars ($2,000,000) shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person (other than Bank) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10. Loan Documents. Any Loan Document, or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any Loan Document or any Bank Services Agreement or, in either case, any provision thereof; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

8.11. Change in Control. The occurrence of a Change in Control; or

8.12. Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed that would reasonably be expected to cause a Material Adverse Change.

Section 9 Bank’s Rights and Remedies.

9.01. Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.05 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) terminate any FX Contracts;

(d) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(e) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. The Loan Parties shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Loan Party grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f) apply to the Obligations any (i) balances and deposits of any Loan Party it holds, or (ii) any amount held by Bank owing to or for the credit or the account of the Loan Parties;

(g) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral (other than deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of the Loan Parties’ employees and identified to Bank by Borrower as such);

(h) demand and receive possession of the Books; and

(i) exercise all rights and remedies available to Bank under the Loan Documents or any Bank Services Agreement or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.02. Power of Attorney. Each Loan Party hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Loan Party’s name on any checks or other forms of payment or security; (b) sign such Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors; (d) make, settle, and adjust all claims under such Loan Party’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Loan Party hereby appoints Bank as its lawful attorney-in-fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as such Loan Party’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.03. Protective Payments. If any Loan Party fails to obtain the insurance called for by Section 6.07 or fails to pay any premium thereon or fails to pay any other amount which such Loan Party is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide such Loan Party with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.04. Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession and constituting Collateral (other than deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of the Loan Parties’ employees and identified to Bank by Borrower as such), whether from such Loan Party’s account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to the Loan Parties by credit to the Designated Deposit Account or to other Persons legally entitled thereto; the Loan Parties shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.05. Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Loan Parties bear all risk of loss, damage or destruction of the Collateral.

9.06. No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by the Loan Parties of any provision of this Agreement or any other Loan Document or any Bank Services Agreement shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement, the other Loan Documents and any Bank Services Agreement are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.07. Demand Waiver. Each Loan Party waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which such Loan Party is liable.

Section 10 Notices.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. Bank or any Loan Party may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to any Loan Party:	HashiCorp, Inc.
101 2nd Street, Suite 700
San Francisco, CA 94105
Attn: Finance Department

With a copy to:	HashiCorp, Inc.
101 2nd Street, Suite 700
San Francisco, CA 94105

If to Bank:	HSBC Bank USA, National Association
Attention: CMB Loan Service Team
95 Washington Street, Atrium 2SE
Buffalo, New York 14203

Section 11 Choice of Law, Venue, and Jury Trial Waiver.

This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) arising out of or relating thereto (except, as to any Loan Document, as expressly set forth therein) and the transactions contemplated by such documents shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principles except Title 14 of Article 5 of the New York General Obligations law. Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non convenience and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process, right to a jury trial and agrees that service thereof may be made by certified or registered mail directed to such person at such person’s address for purposes of notices hereunder and that service so made shall be deemed completed upon the earlier to occur of such person’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

Section 12 General Provisions.

12.01. Termination Prior to Revolving Line Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.01 of this Agreement) have been satisfied. So long as the Loan Parties have satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.01 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.02. Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of any Loan Party, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. So long as no Event of Default is continuing, Bank shall provide Borrower with 5 Business Days’ prior notice of any such assignment; provided that (a) the failure to provide such notice shall not affect the validity of such assignment or result in any liability of Bank and (b) no such notice shall be required in connection with any participation. Bank, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each assignment or other transfer delivered to it and a register for the recordation of the names and addresses of the assignee(s), transferee(s), participant(s) or other recipient(s), and the commitments of, and principal amounts (and stated interest) of the Credit Extensions owing to, each such assignee, transferee, participant or other recipient pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and Bank shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower, Bank and any assignee, at any reasonable time and from time to time upon reasonable prior notice. This Section 12.02 shall be construed so that the Credit Extensions are at all times maintained in “registered form” within the meaning of Section 5£103-1(c) or proposed Section 1.163-5(b) of the U.S. Treasury Regulations promulgated under the IRC. Each lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the loans or other obligations under the Loan Documents (the “Participant Register”); provided that no such lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5£103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.03. Indemnification. Each Loan Party agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents and any Bank Services Agreement; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, or arising from transactions between Bank and any Loan Party (including reasonable attorneys’ fees and expenses) under the Loan Documents and any Bank Services Agreement, except for Claims and/or losses directly (x) caused by any Indemnified Person’s gross negligence or willful misconduct as determined by a final and non-appealable decision of a court of competent jurisdiction or (y) resulting from a claim brought by a Loan Party against an Indemnified Person for any material breach of such Indemnified Person’s obligations hereunder or under another Loan Document, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.03 shall not apply with respect to Taxes other than any Taxes that represent losses or expenses arising from any non-Tax claim.

This Section 12.03 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.04. Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.05. Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.06. [Reserved].

12.07. Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.

Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.08. Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.09. Confidentiality. In handling any confidential information regarding the Loan Parties and their respective Subsidiaries and their business, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”) (provided that such Bank Entities have agreed to the terms of this provision or to terms substantially the same as those of this provision); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision or to terms substantially the same as those of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information. Bank Entities may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10. Taxes.

(a) Except as required by applicable law, any and all payments by any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by any Loan Party, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law, and, if such Tax is imposed on or with respect to any payment made by or on account of any obligation of such Loan Party under any Loan Document or Other Tax (an “Indemnified Tax”), then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made; provided, however, that no participant shall be entitled to receive any greater payment under this Section 12.10(a) with respect to any participation than the participating or assigning Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. For purposes of this Section 12.10, the term “applicable law” includes FATCA. Notwithstanding anything in the Loan Documents, Indemnified Taxes shall not include Excluded Taxes.

(b) Each Loan Party hereby indemnifies Bank, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by Bank, such Loan Party shall pay such Indemnified Taxes directly to the relevant taxing authority or governmental authority; provided that Bank shall not be under any obligation to provide any such notice to any Loan Party. A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.

(c) If Bank is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, Bank shall deliver to Borrower at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Bank, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Bank is subject to backup withholding or information reporting requirements. Each Person that becomes a successor, assignee or participant (or other transferee) of Bank pursuant to Section 12.02 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 12.10(c), as if it were “Bank” (it being understood that for participants the documentation required under this Section shall be delivered to the participating Bank).

(d) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, the applicable Loan Party shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

(e) Each party’s obligations under this Section shall survive any assignment of rights by, or the replacement of, Bank, the termination of the Credit Extensions and the repayment, satisfaction or discharge of all obligations under any Loan Document.

12.11. Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Loan Party and Bank arising out of or relating to the Loan Documents, Bank shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12. Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13. Right of Setoff. Each Loan Party hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof (other than amounts in deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of such Loan Party’s employees and identified to Bank by Borrower as such) and apply the same to any liability or Obligation of such Loan Party even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.14. Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.15. Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.16. Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.17. Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.18. Patriot Act; Compliance with Sanctions. Pursuant to the requirements of the Patriot Act, Borrower must provide information to Bank that enables it to verify identification information concerning Borrower, including the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

12.19. LIBO Provisions.

(a) Compensation for Losses. In the event of (i) the payment of any principal of any Advance other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Advance other than on the last day of the Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate Bank for the loss, cost and expense attributable to such event. Such loss, cost or expense to Bank shall be deemed to include an amount determined by Bank to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Advance had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Advance, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Advance), over (B) the amount of interest that would accrue on such principal amount for such period at the interest rate that Bank would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank eurodollar market. A certificate of Bank setting forth any amount or amounts that Bank is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof

(b) Increased Costs.

(i) Increased Costs Generally. If any Change in Law shall:

(1) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Bank (except any reserve requirement reflected in the Adjusted LIBO Rate);

(2) subject Bank to any Taxes (other than Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(3) impose on Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by Bank;

and the result of any of the foregoing shall be to increase the cost to Bank of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount) then, upon request of Bank, Borrower will pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

(ii) Capital Requirements. If Bank determines that any Change in Law affecting Bank or any lending office of Bank or Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement, the commitments of Bank hereunder to make Advances, the Advances made by Bank, to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.

Certificates for Reimbursement. A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

Delay in Requests. Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).

(c) Inability to Determine Rates.

(i) If, on or prior to the first day of any Interest Period, Bank determines (which determination shall be conclusive and binding on Borrower) that, (1) by reason of circumstances affecting the London interbank eurodollar market, the “LIBO Rate” cannot be determined pursuant to the definition thereof, (2) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of the applicable Advance, or (3) the LIBO Rate for any requested Interest Period with respect to a proposed Advance does not adequately and fairly reflect the cost to Bank of funding such Advance, Bank will promptly so notify Borrower. Thereafter, the obligation of Bank to make or maintain Advances with an interest rate based on the LIBO Rate shall be suspended until Bank revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for an Advance or, failing that, will be deemed to have converted such request into a request for an Advance with an interest rate based on ABR in the amount specified therein.

(ii) Effect of Benchmark Transition Event.

(1) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Bank may amend this Agreement to replace LIBO Rate with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York time) on the tenth (10’) Business Day after Bank has provided such proposed amendment to Borrower without any further action or consent of Borrower, so long as Bank has not received, by such time, written notice of objection to such amendment from Borrower. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 12.19(c)(ii) will occur prior to the applicable Benchmark Transition Start Date

(2) In connection with the implementation of a Benchmark Replacement, Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(3) Bank will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Bank pursuant to this Section 12.19(c)(ii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Bank’s sole discretion and without consent from Borrower, except, in each case, as expressly required pursuant to this Section 12.19(c)(ii).

(4) Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for an Advance the interest rate of which is determined by reference to the LIBO Rate, conversion to or continuation of an Advance the interest rate of which is determined by reference to the LIBO Rate, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans.

(5) As used in this Section 12.19(c)(ii):

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Bank giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBO Rate for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1)

a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Bank by notice to Borrower, so long as Bank has not received, by such date, written notice of objection to such Early Opt-In Election from Borrower.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with this Section 12.19(c)(ii) and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to this Section 12.19(c)(ii).

“Early Opt-in Election” means the occurrence of:

(1)

the determination by Bank that with respect to the LIBO Rate, similar United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 12.19(c)(ii), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2)	the election by Bank to declare that an Early Opt-in Election has occurred and the provision by Bank of written notice of such election to Borrower.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(d) Illegality. If Bank determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Bank or its applicable lending office to make, maintain, or fund Advances the interest rate of which is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of Bank to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by Bank to Borrower, any obligation of Bank to make or continue such Advances shall be suspended until Bank notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from Bank, prepay or, if applicable, convert all Advances to Advances with an interest rate based upon ABR, either on the last day of the Interest Period therefor, if Bank may lawfully continue to maintain such Advances to such day, or immediately, if Bank may not lawfully continue to maintain such Advances. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 12.19(a).

12.20. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for FX Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 12.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

i. a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

ii. a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

iii. a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the Effective Date.

BORROWER:

HASHICORP, INC.

By /s/ Navam Welihinda
Name: Navam Welihinda
Title: Corporate Treasurer

(Signature Page to Loan and Security Agreement)

BANK:

HSBC VENTURES USA INC.

By /s/ Prasant Chunduru
Name: Prasant Chunduru
Title: Senior Vice President, Head of Venture Debt

(Signature Page to Loan and Security Agreement)

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property: all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents (including Contracts), instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities accounts, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all of the Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) any Intellectual Property, (b) any Excluded Account, (c) any assets to the extent the pledge thereof or grant of a security interest therein is prohibited or restricted by any applicable law, rule or regulation, (d) more than sixty-five percent (65%) of the stock, units or other evidence of ownership of any Foreign Subsidiary that is not a Loan Party or (e) the stock or other evidence of ownership of HashiCorp Federal, Inc.; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property and such stock, units or other evidence of ownership.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[see attached]

EXHIBIT B

[FORM OF] COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE FOR THE PERIOD ENDING ________, 20__

HSBC Bank USA, National Association

Attention: CMB Loan Service Team

95 Washington Street, Atrium 2SE

Buffalo, New York 14203

The undersigned, the [Responsible Officer] of HASHICORP, INC. (“Borrower”), gives this compliance certificate (this “Certificate”) to HSBC Ventures USA Inc. (“Bank”), in accordance with the requirements of Section 6.02(d) or (f), as applicable, of the Loan and Security Agreement, dated as of November 23, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Borrower and Bank. Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.

The financial information of Borrower attached hereto as Schedule 1 has been prepared in accordance with GAAP applied on a basis consistent with prior practices and is complete and correct in all material respects, except for non-compliance with ASC 718 and subject to normal year-end audit adjustments.

2.

No Default or Event of Default has occurred and is continuing, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and status and period of existence thereof and what action Borrower has taken, is taking, or proposes to take with respect thereto.

3.

Borrower is in full compliance with all of the terms and conditions of the Loan Agreement. Without limiting the generality of the foregoing, Borrower is in compliance with the financial covenant contained in Section 6.09 of the Loan Agreement as demonstrated on Schedule 3 hereof

4.

Schedule 4 hereto sets forth, since the last submitted Compliance Certificate, the general details of any new commercial tort claim acquired by Borrower in excess of $1,000,000 individually or $2,000,000 in aggregate, in accordance with Section 4.02 of the Loan Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed as of the date below.

as [Responsible Officer] of HashiCorp, Inc., as Borrower

Dated:

[Signature Page to Compliance Certificate]

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

FINANCIAL INFORMATION

Schedule 1 to Compliance Certificate

SCHEDULE 2 TO COMPLIANCE CERTIFICATE

EVENTS OF DEFAULT

Schedule 2 to Compliance Certificate

SCHEDULE 3 TO COMPLIANCE CERTIFICATE

FINANCIAL COVENANT

I.	ADJUSTED QUICK RATIO (calculated for the quarter ending on )

	A.	Quick Assets

		1.	the aggregate amount of unrestricted cash and Cash Equivalents held at the date set forth above by the Loan Parties	$

plus
		2.	net billed accounts receivable (net of allowance for doubtful accounts) of the Loan Parties determined according to GAAP	$

		3.	Quick Assets equals the sum of items I.A.1 plus item I.A.2	$

	B.	Current Liabilities (the aggregate amount of Borrower’s Total Liabilities (obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness) that mature within one (1) year)		$

	C.	Current Deferred Revenue (all amounts received or invoiced in advance of performance under contracts and not recognized as revenue, but which will be recognized as revenue in the next twelve (12) months)		$

	D.	Item I.B minus Item I.0		$

		ADJUSTED QUICK RATIO: Item I.A.3 divided by Item I.D		To

		MINIMUM RATIO REQUIRED:		1.50 to 1.0

		IN COMPLIANCE?		Yes/ No

Schedule 3 to Compliance Certificate

SCHEDULE 4 TO COMPLIANCE CERTIFICATE

COMMERCIAL TORT CLAIMS

EXHIBIT C

[FORM OF] BORROWING BASE CERTIFICATE

BORROWING BASE CERTIFICATE (this “Certificate”)

FOR THE PERIOD ENDING         , 20__ (the “Calculation Date”)

HSBC Bank USA, National Association

Attention: CMB Loan Service Team

95 Washington Street, Atrium 2SE

Buffalo, New York 14203

The undersigned, the [Responsible Officer] of HASHICORP, INC. (“Borrower”), gives this certificate to HSBC Ventures USA Inc. (“Bank”), in accordance with the requirements of Section 6.02(a) of the Loan and Security Agreement, dated as of November 23, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Borrower and Bank. Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.	The undersigned has reviewed and is familiar with the contents of this Certificate.

2.

No Default or Event of Default has occurred and is continuing, except for such conditions or events listed on Schedule 1 attached hereto, specifying the nature and status and period of existence thereof and what action Borrower has taken, is taking, or proposes to take with respect thereto.

3.

Except as set forth on Schedule 1 attached hereto, the representations and warranties in the Loan Agreement and other Loan Documents are true, accurate, and complete in all material respects on the date hereof; provided, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

4.

Attached hereto as Exhibit A are true, correct and complete computations, calculated in accordance with the terms and definitions set forth in the Loan Agreement for such computations, showing compliance with the availability and borrowing limitations specified in the Loan Agreement as of the Calculation Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed under seal as of [        ], 20[ ].

as [Responsible Officer] of HashiCorp, Inc.,
as Borrower

Signature Page to Borrowing Base Certificate

SCHEDULE 1 TO BORROWING BASE CERTIFICATE

EVENTS OF DEFAULT

Schedule 1 to Borrowing Base Certificate

EXHIBIT A TO BORROWING BASE

BORROWING BASE COMPUTATIONS

[see attached]

Exhibit A to Borrowing Base Certificate

HashiCorp Borrowing Base Certificate—Exhibit C

EXHIBIT D

TRANSACTION REQUEST FORM

[see attached]

Transaction Request Form

Date:

Company Name:

Loan Number:

☐Advance                                     ☐ Repayment

Amount of Request:

Type	☒ Prime	☒ LIBOR
(Please specify term. ex: 1 Month)

Please automatically roll my LIBOR election for the same period: ☐

Auto Charge Interest?	☒Yes	☐No

Banking Account Number:

(Funds will be deposited or withdrawn from this account)

EMAIL SIGNED ATTACHMENT TO EASYTRANSACT@US.HSBC.COM

ALL REQUESTS MUST BE RECEIVED BY 3 PM EST ON A BUSINESS DAY FOR SAME DAY FUNDING.

Authorized Signature 1

Name:

Title:

*Authorized Signature 2

Name:

Title:

*	Please include Authorized Signature 2 if required per your Company Resolutions.